Exhibit 21

List of Subsidiaries

	Country of incorporation	Total stock held
Agenciamiento y Servicios Profesionales S.A. de C.V.	Mexico	99.9990%
Arauco Argentina S.A.	Argentina	99.9801
Arauco Australia Pty Ltd.	Australia	99.9990
Arauco Bioenergía S.A.	Chile	99.9999
Arauco Colombia S.A.	Colombia	99.9982
Arauco do Brasil S.A.	Brazil	99.9990
Arauco Europe Cooperatief U.A.	The Netherlands	99.9990
Arauco Florestal Arapoti S.A.	Brazil	79,9992
Arauco Forest Brasil S.A.	Brazil	99.9992
Arauco Indústria de Painéis Ltda.	Brazil	99.9990
Arauco Middle East DMCC	Dubai—UAE	99.9990
Arauco Nutrientes Naturales SpA	Chile	99.9484
Arauco Panels USA LLC	U.S.A.	99.9990
Arauco Perú S.A.	Peru	99.9990
Arauco Wood Products, Inc.	U.S.A.	99.9990
Araucomex S.A. de C.V.	Mexico	99.9990
Consorcio Protección Fitosanitaria Forestal S.A.	Chile	57.5223
Empreendimentos Florestais Santa Cruz Ltda.	Brazil	99.9795
Flakeboard America Limited	U.S.A.	99.9990
Flakeboard Company Limited	Canada	99.9990
Forestal Arauco S.A.	Chile	99.9484
Forestal Cholguán S.A.	Chile	98.4826
Forestal Los Lagos S.A.	Chile	79.9587
Forestal Nuestra Señora del Carmen S.A.	Argentina	99.9805
Forestal Talavera S.A.	Argentina	99.9942
Greenagro S.A.	Argentina	97.9805
Inversiones Arauco Internacional Ltda.	Chile	99.9990
Investigaciones Forestales Bioforest S.A.	Chile	99.9489
Leasing Forestal S.A.	Argentina	99.9801
Maderas Arauco S.A.	Chile	99.9995
Mahal Empreendimentos e Participacoes S.A.	Brazil	99.9961
Novo Oeste Gestão de Ativos Florestais S.A.	Brazil	99.9991
Savitar S.A.	Argentina	99.9841
Servicios Aéreos Forestales Ltda.	Chile	99.9990
Servicios Logísticos Arauco S.A.	Chile	99.9997